Exhibit 99.1

Propanc to Begin Trading on the OTC Bulletin Board Under the Symbol PPCH

MELBOURNE, Australia, June 27, 2012 – Propanc Health Group Corporation (OTCBB: PPCH), a developmental stage healthcare company focused on the development of new cancer treatments for patients with solid tumors, announced today that its 15c2-11 application was approved by the Financial Industry Regulatory Authority and its shares of Common Stock will trade on the OTC Bulletin Board under the ticker symbol “PPCH.”

James Nathanielsz, CEO of Propanc, commented, “We have reached a point in the development of our pro-enzyme cancer treatments that makes now the most optimal time to launch Propanc into the investor market.  The need for an alternative to today’s existing cancer treatments has never been greater and the success we have achieved during preclinical trials in inhibiting tumor growth and stopping its spread, specifically within patients with pancreatic and colorectal cancer, demonstrates the vast potential our patented, pro-enzyme formulations will have in the healthcare industry.”

About Propanc Health Group Corporation
Propanc Health Group Corporation is a development stage healthcare company whose current focus is the development of new cancer treatments for patients with solid tumors such as pancreatic and colorectal cancer. Propanc, together with its scientific and oncology consultants, has developed a rational, composite formulation of anti-cancer compounds which together exert a number of anti-cancer actions.

Propanc’s leading products, PRP and PRP-DCM, are novel, patented suppository formulations based on proenzymes, which are inactive precursors of enzymes. As a result of positive early indications of the anti-cancer effects, Propanc intends to progress PRP and/or PRP-DCM along the rigorous, formal non-clinical and clinical development pathway required to obtain regulatory approval to market its proenzyme formulation.  Propanc intends to undertake development of manufacturing, formal non-clinical studies and then Phase I, II and III clinical trials in order to generate the quality, safety and efficacy data required for regulatory approval.

Forward-looking Statements:
Certain of the matters discussed in this announcement contain forward-looking statements that involve material risks to and uncertainties in the company's business that may cause actual results to differ materially from those anticipated by the statements made herein. Such risks and uncertainties include, among other things, our ability to establish and maintain the proprietary nature of our technology through the patent process, as well as our ability to possibly license from others patents and patent applications necessary to develop products; the availability of financing; the company's ability to implement its long range business plan for various applications of its technology; the company's ability to enter into agreements with any necessary marketing and/or distribution partners; the impact of competition, the obtaining and maintenance of any necessary regulatory clearances applicable to applications of the company's technology; and management of growth and other risks and uncertainties that may be detailed from time to time in the company's reports filed with the Securities and Exchange Commission. This is not a solicitation to buy or sell securities and does not purport to be an analysis of the company's financial position. See the company's most recent Quarterly Report on Form 10-Q and related 8-K filings.

Investor Relations Contact:
Stanley Wunderlich
Consulting for Strategic Growth 1 Ltd.
Tel: 800-625-2236 ext. 7770
Email: info@cfsg1.com